EXHIBIT 10.1
March 16, 2007
Mr. Joseph L. Cowan
5212 Legends Drive
Braselton, GA 30517
Dear Joe:
On behalf of Interwoven, Inc. (the “Company” or “Interwoven”) and its Board of Directors (the “Board”), I am pleased to offer you the position of Chief Executive Officer of the Company on the terms set forth below. Upon acceptance of this offer and satisfaction of any conditions herein, you will also be nominated to serve as a member of the Board.
1. Position. Your employment with the Company will commence on April 2, 2007 (the “Commencement Date”). You will be the Chief Executive Officer of the Company reporting to the Board, and shall perform the duties and responsibilities normally inherent in such position. Your primary office will be located at the Company’s headquarters in Sunnyvale, California; provided, however, in the performance of your duties and responsibilities, you will be expected to travel as needed in connection with the Company’s businesses. You agree to devote substantially all of your professional time, attention and efforts to the performance of your duties under this agreement, and shall not render services to any other business without the prior approval of the Board. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. You agree to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.
2. Cash Compensation.
          (a) Base Salary. Your starting annual base salary as Chief Executive Officer will be $450,000, payable in accordance with the Company’s standard payroll procedures. Base salary payments will be subject to applicable payroll withholding taxes, as will cash bonus payments and any cash Severance payments.
          (b) Annual Bonus. You will be eligible to earn annual variable incentive compensation up to a target amount equal to $400,000, subject to meeting or exceeding certain corporate and individual performance goals as approved by the compensation committee of the Board. For 2007 such goals shall be established by mutual agreement between you and the compensation committee of the Board, as approved by the Board, within 45 days from your commencement of employment.
          (c) Pro-ration for 2007; Annual Reviews. Your annual base salary and potential incentive compensation will be pro-rated for the period beginning with your commencement of employment for calendar 2007. The compensation committee of the Board will review annually your base salary and incentive compensation. Your base salary and annual variable incentive target amount cannot be decreased without mutual agreement between you and the compensation committee of the Board.
803 11th Avenue
Sunnyvale, CA 94089
Tel: 408.774.2000
www.interwoven.com

Mr. Joseph L. Cowan
March 16, 2007

          (d) Sign-on Bonus. You will receive a sign-on bonus of $50,000 within fourteen days following the Commencement Date. If you resign within six months of commencing employment at the Company, you agree to repay a pro-rated portion of this bonus.
3. Equity Compensation. Upon your commencement of employment, it will be recommended to the Board that you be granted the following equity compensation package:
          (a) Stock Option. A stock option grant of 300,000 shares (the “Option”). The per share exercise price of your Option will be set at the closing price of the Company’s Common Stock on the grant date. The shares subject to the Option will vest over a period of 48 months from the Commencement Date, with 1/4th of the shares subject to the Option vesting on the first anniversary of your commencement of employment, and the remainder of the shares vesting as to 1/48th of the total number of shares subject to the Option each of the next 36 months at the end of each of the next 36 months thereafter.
          (b) Restricted Stock Units. A Restricted Stock Unit grant of 300,000 shares at a purchase price equal to the par value per share of the Company’s common stock (the “RSU”). The RSU shall vest over a period of 48 months from the Commencement Date with 50% of the grant vesting two years after the Commencement Date, with an additional 25% of the grant vesting one year later on the third anniversary of your commencement of employment, and the remaining 25% of the grant vesting on the fourth anniversary of your commencement of employment. Shares subject to the RSU that have time-vested will be settled in shares of Company common stock within thirty (30) days after the applicable time-based vesting date.
4. Other Benefits; Expenses. The Company will reimburse you for customary business expenses related to your duties as Chief Executive Officer in accordance with the Company’s expense reimbursement policy, during your employment with the Company, you will be eligible to participate in the employee benefits plans maintained by the Company that are generally made available to the executives of the Company, subject to the terms and conditions of such plans. You will also receive 20 paid days of vacation per year, subject to the terms of the Company’s vacation policy.
5. Employment and Termination. You are being offered employment with Interwoven for an unspecified period of time and this agreement will create an at-will employment relationship that may be terminated by you or Interwoven at any time for any reason. Upon termination of your employment for any reason, you shall be entitled to receive any compensation earned and reimbursements due through the effective date of termination and, unless otherwise requested by the Company, employment termination will constitute an automatic termination of all other positions held by you, including as a member of the Board. Except as provided in this Section 5 however, you shall have no right to receive, and the Company shall have no obligation to pay, any additional amount in connection with the termination of your employment for any reason. You shall be entitled to compensation in the manner described below in the event your employment is terminated for the following reasons:
          (a) Termination other than for Cause. In the event that your employment with the Company is terminated at any time by the Company for any reason other than for Cause, or is terminated by you for Good Reason (each as defined in Appendix A), you will be entitled to

Mr. Joseph L. Cowan
March 16, 2007

(i) receive a lump sum payment equal to 150% of your then-current annual base salary and 150% of your annual target incentive compensation (the “Severance”); (ii) continued vesting of the Options you have received for an additional twelve (12) months from the date of termination; and (iii) payment by the Company of the premium for COBRA coverage for eighteen (18) months following termination (collectively, the “Severance Benefits”). Your entitlement to the Severance and the other Severance Benefits is subject to your executing and not revoking a release and waiver of claims in favor of the Company substantially in the form as attached to this letter agreement.
          (b) Termination Following a Change of Control. In the event that there is a Change of Control (as defined in Appendix A) of the Company and the Company terminates your employment other than for Cause or you terminate your employment for Good Reason, in either case within 12 months after a Change of Control, then you will be entitled to receive: (i) a lump-sum payment of Severance; (ii) full acceleration of your unvested stock options and RSUs (which will be settled within thirty days of such event (the “Change of Control Severance”)); and (iii) payment by the Company of the premium for COBRA coverage for eighteen months. Your entitlement to the Change of Control Severance is subject to your executing and not revoking a release and waiver of claims in favor of the Company substantially in the form as attached to this letter agreement.
          (c) Termination on Account of Death or Disability. A termination based on your death or disability (as defined in Section 2(e)(3) of the Internal Revenue Code of 1986, as amended) (the “Code”) shall not constitute Good Reason or a termination other than for Cause and you will not be entitled to Severance.
6. Excise Tax. If all or any portion of the amounts payable to you or on your behalf under this agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to you or on your behalf the amount of the excise tax imposed by Section 4999 (the “Gross-up Amount”) and shall also reimburse you for an amount equal to the sum of the federal, state and local income taxes and the excise tax under Section 4999 payable by you which are attributable to the “Gross-Up Amount” (the “Second Gross-up”), but the total payments for the Gross-up Amount and the Second Gross-up shall not exceed Two Million Dollars. The determination of the amount of any such tax indemnity shall be made by a nationally recognized independent accounting firm mutually agreed upon between the parties.
7. Section 409A Provisions.
          (a) Any cash severance to be paid pursuant to this letter agreement will not be paid during the six-month period following termination of your employment, unless the Company reasonably determines that paying such amounts immediately following termination of your employment would not result in the imposition of additional tax under Section 409A of the Code (“Section 409A”). If no cash severance is paid to you upon termination of your employment as a result of Section 409A, on the first day following such six-month period, the Company will pay you such cash severance in a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you pursuant to this Agreement.

Mr. Joseph L. Cowan
March 16, 2007

          (b) You and the Company agree to work together in good faith to consider amendments to this letter agreement necessary or appropriate to avoid the imposition of any additional tax or income recognition to you under Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder.
8. Confidential Information; Nondisclosure. You agree to comply with the obligations under the Company’s Employee Invention Assignment and Confidentiality Agreement during and after your employment with the Company, including the confidentiality and non-solicitation covenants contained therein.
9. Indemnification Agreement. Effective upon the Commencement Date, the Company will enter into its standard form of indemnification agreement with you providing you with indemnification for your acts as a corporate officer and director.
10. Governing Law; Arbitration. This letter agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws). You and the Company mutually agree that any dispute regarding the interpretation or enforcement of this Agreement (but not of the Employee Invention Assignment and Confidentiality Agreement) shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The Company shall pay any costs associated with the arbitration. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law, including, without limitation, the award of attorneys’ fees (whether or not such attorneys’ fees would be recoverable in a court of law) based on a determination of the extent to which each party has prevailed as to the material issues raised in determination of the dispute. The site of the arbitration proceeding shall be in Santa Clara County, California. In addition, you and the Company mutually agree that prior to submitting any dispute under this Agreement to the arbitration process described above, the parties will submit the dispute to non-binding mediation with the mediator to be mutually agreed upon by you and the Company. The Company shall pay the costs of such mediation.
11. Miscellaneous.
          (a) Personal. This letter agreement is personal to you and therefore you may not assign any of your rights and responsibilities hereunder.
          (b) Successors. This letter agreement shall inure to the benefit of and be binding upon (a) Interwoven and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to Interwoven shall be deemed substituted for the Company and Interwoven under the terms of this agreement for all purposes.
          (c) Attorneys’ Fees. The Company will reimburse you for reasonable attorney fees in an amount not to exceed $5,000 incurred in negotiating and finalizing this letter agreement.

Mr. Joseph L. Cowan
March 16, 2007

          (d) Modification. This letter agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by you and Interwoven, following approval of the Board.
          (e) Severability. If any provisions of this letter agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this letter agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this letter agreement are declared to be severable.
          (f) Complete Agreement. This letter agreement (together with the Employee Invention Assignment and Confidentiality Agreement, and the agreements covering the Option and RSU awards) represents the entire agreement between you and the Company with respect to the matters referred to herein, and supersedes and replaces all prior discussions, negotiations and agreements.
          (g) Counterparts. This letter agreement may be executed in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument.
12. Employment Conditions. This letter agreement sets forth all of the material terms and conditions of your employment with Interwoven and is subject to the following conditions. Your signature at the end of this letter agreement confirms that no promises or agreements that are contrary to an at-will employment relationship have been committed to you during any of your pre-employment discussions with Interwoven, and that this letter agreement contains our complete agreement regarding the terms and conditions of your employment:
1)	acceptance of this written offer no later than 5:00 p.m., Pacific Standard Time, March ___, 2007. Such acceptance shall be signified by returning a signed copy of this letter to my attention via fax or email; and

2)	execution of the Company’s standard Employee Invention Assignment and Confidentiality Agreement.
[Signature Page to Joseph L. Cowan Offer Letter Follows]

Mr. Joseph L. Cowan
March 16, 2007

Joe, the Board is enthusiastic about the leadership we believe you can bring to Interwoven, and look forward to your joining the Company.
Please indicate your acceptance of this offer by signing the bottom portion of this letter and returning a copy to me via facsimile at (727) 906-8731 or email at tom.thomas@gxs.com.
Sincerely,
/s/ Thomas L. Thomas
Thomas L. Thomas
Director

ACCEPTED:	/s/ Joseph L. Cowan	March 17, 2007

	Joseph L. Cowan	Date

Appendix A
Definitions:
Change of Control means (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the stock options and RSUs granted under the Company’s equity incentive plans are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.
Good Reason means either (a) a material diminution in your duties, responsibilities or authority or (b) a material breach of this Agreement by the Company, in each case only after (i) you have notified the Company in writing of such diminution in duties or breach, (ii) the Company has had an opportunity to cure such diminution of duties or breach and (iii) the Company has failed to cure and you have notified the Company in writing of such failure to cure. Following a Change of Control, Good Reason shall also mean a reduction in your then current annual base salary or a reduction in responsibilities such that you are not the Chief Executive Officer of the surviving entity following a Change of Control.
Cause means any of the following: (i) you have intentionally engaged in unfair competition with the Company or committed an act of embezzlement, fraud or theft with respect to the property of the Company in a manner causing material loss, damage or injury to or otherwise materially endangering the property, reputation or employees of the Company, (ii) you have been found guilty of or have pled nolo contendete to the commission of a felony offense or (iii) you have willfully and continually failed to substantially perform your duties with the Company after having received written notice specifying such failure, an opportunity to meet with the Company’s Board of Directors to discuss such failure, and a reasonable opportunity (of 30 days or more) to cure such failure to perform.